Exhibit 5.2

ProQR Therapeutics N.V. Zernikedreef 9 2333 CK Leiden The Netherlands	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands Tel+ 31 20 674 1000 Fax+ 31 20 674 1111

Amsterdam,	16 November 2017
Subject	Legal Opinion Dutch law
Our ref	0117407-0000001 AMCO:9518194.3

Dear Sirs, Madam,

1.	We have acted as legal counsel to you, ProQR Therapeutics N.V, a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat in Leiden (the Netherlands) (the Company) on matters of Dutch law in connection with the follow-on public offering up to a maximum of 1,427,693 newly issued ordinary shares (the New Shares) (the Offering).

This legal opinion is rendered to you in order to be filed as an exhibit to the Registration Statement (as defined below).

For the purpose of the Offering, the Company and certain investors (the Investors) have entered into securities subscription agreements dated 14 November 2017 (the Subscription Agreements).

On 2 October 2015, the Company filed a registration statement on Form F-3 (File No. 333- 207245) with the U.S. Securities and Exchange Commission (the SEC) relating to the registration by the Company of up to $200,000,000 of any combination of securities of the types specified therein, which was declared effective on 19 October 2015 (the Registration Statement), and the form of prospectus included in it (the Base Prospectus), as supplemented by the prospectus supplement dated 15 November 2017, and filed with the SEC on 15 November 2017, pursuant to Rule 424 under the Securities Act of 1933, as amended. The term Prospectus shall mean the final prospectus supplement to the Base Prospectus that describes the New Shares and the Offering (the Final Prospectus Supplement), together with the Base Prospectus, in the form first used by the Investors to confirm their subscription for the New Shares or in the form first made available to the Investors by the Company to meet requests of the Investors. References herein to the Prospectus shall refer to both the prospectus supplement and the Base Prospectus components of such prospectus.

On 14 November 2016, the Company filed a Report of Foreign Private Issuer pursuant to Rule 13a-16 or 15d-16 of the Securities Exchange Act of 1934 (the Form 6-K).

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C. and Yangon.

On 31 March 2017, the Company filed an annual report for the fiscal year ended 31 December 2016 pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20-F with the SEC (the Form 20-F).

We have examined and relied upon the following documents in rendering this legal opinion:

(a)	a pdf copy of the executed Subscription Agreements;

(b)	a pdf copy of the Registration Statement;

(c)	a pdf copy of the Base Prospectus;

(d)	a pdf copy of the Final Prospectus Supplement;

(e)	a pdf copy of the Form 6-K;

(f)	a pdf copy of the Form 20-F;

(g)	an electronic copy of the registration of the Company in the trade register of the Chamber of Commerce (Trade Register, Handelsregister) dated 16 November 2017, and confirmed to us by telephone by the Trade Register to be correct on 16 November 2017 (the Excerpt);

(h)	a pdf copy of the written resolution of the extraordinary general meeting of the Company dated 15 September 2014;

(i)	a pdf copy of the minutes of the annual general meeting of the Company held on 10 May 2017 (the AGM Resolution);

(j)	a pdf copy of the written resolution of the Company’s supervisory board (the Supervisory Board) dated 14 November 2017;

(k)	a pdf copy of the written resolution of the Company’s management board (the Management Board) dated 14 November 2017;

(l)	a pdf copy of the written resolution of the Company’s pricing committee established for the purpose of the Offering dated 14 November 2017;

(m)	a pdf copy of the internal rules for the Management Board adopted by the Management Board on 23 September 2014 (the Management Board Rules);

(n)	a pdf copy of the internal rules for the Supervisory Board adopted by the Supervisory Board on 23 September 2014 (the Supervisory Board Rules);

(o)	a pdf copy of the deed of incorporation (akte van oprichting) of the Company, as executed by a civil-law notary on 21 February 2012;

(p)	a pdf copy of the deed of conversion and amendment to the articles of association of the Company, pursuant to which deed the Company converted from a B.V. to a N.V. (the Deed of Conversion);

(q)	a pdf copy of the deed of amendment of the articles of association (statuten) of ProQR Therapeutics B.V., as executed by a civil-law notary on 15 September 2014;

(r)	a pdf copy of the articles of association (statuten) of the Company dated 22 June 2016 (the Articles of Association);

(s)	a pdf copy of the deed of issue of the New Shares in the Company to The Depositary Trust Company or Cede & Co as nominee of The Depositary Trust Company dated 16 November 2017 (the Deed of Issue);

(t)	a copy of the Company’s shareholders’ register within the meaning of Article 2:85 of the Dutch Civil Code (the Shareholders’ Register);

(u)	a pdf copy of a notarial deed of issue of shares, executed before a deputy of W.H. Bossenbroek, civil law notary in Amsterdam, on 21 August 2012, pursuant to which deed inter alia 1,765 shares were issued to Stichting ProQR Therapeutics Participation (Stichting ProQR) (the First Treasury Shares Deed);

(v)	a pdf copy of a notarial deed of issue of shares, executed before W.H. Bossenbroek, civil law notary in Amsterdam, on 6 February 2013, pursuant to which deed inter alia 6,435 shares were issued to Stichting ProQR (the Second Treasury Shares Deed);

(w)	a pdf copy of a notarial deed of issue of shares, executed before W.H. Bossenbroek, civil law notary in Amsterdam, on 3 May 2013, pursuant to which deed inter alia 2,385 shares were issued to Stichting ProQR (the Third Treasury Shares Deed);

(x)	a pdf copy of a notarial deed of issue of shares, executed before W.H. Bossenbroek, civil law notary in Amsterdam, on 17 April 2014, pursuant to which deed inter alia 4,370 shares were issued to Stichting ProQR (the Fourth Treasury Shares Deed);

(y)	a pdf copy of a notarial deed of issue of shares, executed before W.H. Bossenbroek, civil law notary in Amsterdam, on 15 September 2014, pursuant to which deed inter alia 938,395 shares were issued to Stichting ProQR (the Fifth Treasury Shares Deed);

(z)	a pdf copy of a private deed of repurchase of shares dated 23 September 2014 made between Stichting ProQR and the Company, pursuant to which deed 1,182,660 shares were repurchased by the Company (the Sixth Treasury Shares Deed);

(aa)	a pdf copy of a private deed of transfer of shares dated 17 March 2015 made between shareholders of the Company, pursuant to which deed 1,182,660 shares were transferred by the Company to DTC and whereby Brown-Brothers Harriman was credited in the book-entry system of DTC as holder of such shares (the Seventh Treasury Shares Deed; the Deed of Incorporation, the First Treasury Shares Deed, the Second Treasury Shares Deed, the Third Treasury Shares Deed, the Fourth Treasury Shares Deed, the Fifth Treasury Shares Deed, the Sixth Treasury Shares Deed, and the Seventh Treasury Shares Deed jointly referred to as the Treasury Shares Deeds);

(bb)	a pdf copy of a written resolution of the general meeting of the Company dated 20 August 2012, pursuant to which resolution the general meeting approved the issuance of the shares issued under the First Treasury Shares Deed (the First Treasury Shares Resolution);

(cc)	a pdf copy of a written resolution of the general meeting of the Company signed on or around 6 February 2013, pursuant to which resolution the general meeting approved the issuance of the shares issued under the Second Treasury Shares Deed (the Second Treasury Shares Resolution);

(dd)	a pdf copy of a written resolution (including annexes) of the general meeting of the Company signed on or around 3 May 2013, pursuant to which resolution the general meeting approved the issuance of the shares issued under the Third Treasury Shares Deed (the Third Treasury Shares Resolution);

(ee)	a pdf copy of a written resolution (including annexes) of the general meeting of the Company signed on or around 17 April 2014, pursuant to which resolution the general meeting approved the issuance of the shares issued under the Fourth Treasury Shares Deed (the Fourth Treasury Shares Resolution);

(ff)	a pdf copy of minutes of the extraordinary general meeting of the Company signed on 15 September 2014, pursuant to which resolution the general meeting authorized the Company’s management board to issue the shares issued under the Fifth Treasury Shares Deed (the Fifth Treasury Shares GM Resolution);

(gg)	a pdf copy of a written resolution of the Company’s management board signed on or around 15 September 2014, pursuant to which resolution the Company’s management board approved the issuance of the shares issued under the Fifth Treasury Shares Deed (the Fifth Treasury Shares MB Resolution);

(hh)	a pdf copy of a written resolution of the Company’s supervisory board signed on or around 15 September 2014, pursuant to which resolution the Company’s supervisory board approved the Fifth Treasury Shares MB Resolution (the Fifth Treasury Shares SB Resolution);

(ii)	a pdf copy of minutes of the preferred shareholders meeting of the Company signed on 15 September 2014, pursuant to which resolution the preferred shareholders meeting approved the Fifth Treasury Shares MB Resolution and the Fifth Treasury Shares SB Resolution (the Fifth Treasury Shares PM Resolution);

(jj)	a pdf copy of a written resolution of the Company’s management board signed on or around 28 August 2014, pursuant to which resolution the Company’s management board approved the repurchase of the shares under the Sixth Treasury Shares Deed (Sixth Treasury Shares MB Resolution); and

(kk)	a pdf copy of a written resolution of the Company’s supervisory board signed on or around 28 August 2014, pursuant to which resolution the Company’s supervisory board approved the repurchase of the shares under the Sixth Treasury Shares Deed (the Sixth Treasury Shares SB Resolution).

The documents (i) up to and including (m) are collectively referred to as the Resolutions. The documents (z) up to and including (ii) are collectively referred to as the Treasury Shares Resolutions.

Unless explicitly stated in this legal opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it.

This legal opinion is rendered to you at your request.

2.	We assume:

(a)	the genuineness of all signatures on the documents referred to in paragraph 1 above;

(b)	the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies or by electronic means;

(c)	that the Final Prospectus Supplement has been filed with the SEC, and shall become effective, in the form referred to in this legal opinion;

(d)	(i) that the Management Board Rules and the Supervisory Board Rules are the regulations as in force on the date hereof; and (ii) the Articles of Association of the Company are its articles of association (statuten) currently in force. Although not constituting conclusive evidence thereof, the Extract supports item (ii) of this assumption;

(e)	that the Company has not been dissolved (ontbonden), granted a moratorium (surseance verleend) or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt, (b) an online search in the central insolvency register on 16 November 2017 and (c) information obtained by telephone on 16 November 2017 from the insolvency office (afdeling insolventie) of the court in The Hague, the Netherlands);

(f)	that the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents thereof complied with the statutory requirements at the date of incorporation and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it never to have existed;

(g)	that the Deed of Conversion is a valid notarial deed (authentieke akte), the contents thereof complied with the statutory requirements at the date of conversion and there were no defects in the conversion of the Company from a B.V. into a N.V. (not appearing on the face of the Deed of Conversion) on the basis of which a court might nullify the conversion of the Company;

(h)	the Resolutions, including any power of attorney therein have not been and will not be annulled, modified, revoked or rescinded and are in full force and effect as at the date hereof and each power of attorney validly authorises the person or persons purported to be granted power of attorney thereunder to represent and bind the Company vis-à-vis the other parties to the Subscription Agreements and the Deed of Issue in relation to the transactions contemplated by and for the purposes stated in the Subscription Agreements and the Deed of Issue under any applicable law other than Dutch law, and that the Resolutions have been made with due observance of the statutory requirements and the provisions of the Articles of Association relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof) and that each factual confirmation and statement in the Resolutions (including any confirmation or statement on conflict of interest (tegenstrijdig belang)) is correct;

(i)	the Treasury Shares Resolutions, including any power of attorney were in full force and effect as at the date of the relevant Treasury Shares Deed and each power of attorney validly authorised the person or persons purported to be granted power of attorney thereunder to represent and bind the Company vis-à-vis the other parties to the relevant Treasury Shares Deed in relation to the transactions contemplated by and for the purposes stated in the relevant Treasury Shares Deed under any applicable law other than Dutch law, and that the Treasury Shares Resolutions have been made with due observance of the statutory requirements and the provisions of the Company’s articles of association in force as of the date thereof relating to the convening of meetings and the making of resolutions and that each factual confirmation and statement in those resolutions (including any confirmation or statement on conflict of interest (tegenstrijdig belang)) was correct at the date of the relevant Treasury Shares Deed;

(j)	that the Treasury Shares Deeds other than the Sixth Treasury Deed and the Seventh Treasury Deed) are each a valid notarial deed (authentieke akte), the contents of the Treasury Deeds complied with the statutory provisions and the provisions of the Company’s articles of association in force as of the date thereof and there were no defects in the issue and the payment for the Treasury Shares respectively the acquisition and payment for by the Company of the Treasury Shares;

(k)	at the date hereof, the issued share capital of the Company consisted of 30,027,516 ordinary shares in the capital of the Company (the Ordinary Shares). Pursuant to the authorisation provided in the AGM Resolution the Company is now authorised to issue a maximum number of 7,472,482 New Shares;

(l)	the Treasury Shares will be validly transferred to the Underwriters through the electronic book-entry delivery and settlement systems of the Depositary Trust Company (DTC) or Cede & Co, as nominee of DTC, as the case may be;

(m)	none of the opinions stated in this opinion letter will be affected by any foreign law;

(n)	that the documents referred to in paragraph 1 above (other than the Subscription Agreements) were at their date (where applicable), and have through the date hereof remained, valid, accurate and in full force and effect; and

(o)	(i) the New Shares will be issued pursuant to the Deed of Issue; (ii) all parties to the Deed of Issue other than the Company (if any) will have the corporate power to execute the Deed of Issue; (iii) all parties to the Deed of Issue other than the Company (if any) will take all corporate action required to execute the Deed of Issue and to issue the New Shares; and (iv) all parties to the Deed of Issue other than the Company (if any) will be validly represented by the persons signing the Deed of Issue on their behalf.

3.	This legal opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding tax law (except as specifically referred to herein), the laws of the EU (insofar as not implemented in Dutch law or directly applicable in the Netherlands), market abuse laws and competition or procurement laws.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to the date hereof.

We express no opinion as to matters of fact in this legal opinion. We assume that there are no facts not disclosed to us, which could affect the conclusions in this legal opinion.

Our willingness to render this opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) all matters related to the legal relationship between yourself and Allen & Overy LLP and all individuals associated with Allen & Overy LLP, including the above submission to jurisdiction, are governed by Dutch law and the general terms and conditions of Allen & Overy LLP, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of Allen & Overy LLP in the matter concerned and (iv) no person other than Allen & Overy LLP may be held liable in connection with this legal opinion.

This legal opinion is strictly limited to the matters stated in it and does not relate to any other agreement or matter and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement or other information as to factual matters contained in any document referred to herein or examined in connection with this opinion except as expressly confirmed herein.

4.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	Corporate status. The Company has been duly incorporated and is validly existing as a public limited liability company (naamloze vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands.

(b)	Offer Shares. The New Shares have been duly authorized, and when issued pursuant to the Deed of Issue and accepted in accordance with the Subscription Agreements, the Resolutions, the Articles of Association and the Deed of Issue, the New Shares will be validly issued, fully paid and non-assessable.

5.	This legal opinion is subject to the following qualifications:

(a)	The opinions expressed in this legal opinion may be affected or limited by (i) the general defences available to obligors under Netherlands law in respect of the validity and enforceability of agreements; and (ii) the provisions of any applicable bankruptcy (faillissement), insolvency, moratorium (surseance van betaling), fraudulent conveyance (Actio Pauliana), reorganisation and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(b)	As used in the opinions in paragraph 4 of this opinion letter, the term “non-assessable” – which term has no equivalent in Dutch – means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(c)	Under Dutch law, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company will terminate by force of law and without notice, upon bankruptcy of the Company. To the extent that the appointment by the Company of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

(d)	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

6.	In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by Dutch law.

7.	This legal opinion is given exclusively in connection with our representation of the Company and for no other purpose.

8.	Notwithstanding the previous sentence, this opinion may be disclosed, quoted, or referred to without our written express consent (i) if such disclosure, quotation or reference without our written consent is required by law, court order or any competent regulatory authority, provided that you shall notify us immediately or as soon as otherwise possible after such disclosure, quotation or reference or (ii) to the extent that such disclosure, quotation or reference is required (a) to any of your insurers in respect of any claim or potential claim against you or (b) for evidence in court or similar proceedings in which you are a defendant, provided, in each of the events referred to in (a) and (b), that you shall notify us prior to any such disclosure, reference or quotation being made.

9.	We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Allen & Overy LLP in the Final Prospectus Supplement under the caption “Legal Matters”.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP